
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.
</LEGEND>
<CIK> 0000765923
<NAME> DEAN WITTER REALTY GROWTH PROPERTIES L.P.

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1995
<PERIOD-END>                               DEC-31-1995
<CASH>                                       2,072,917
<SECURITIES>                                         0
<RECEIVABLES>                                1,671,728
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              41,836,913<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 (18,728,278)<F2>
<TOTAL-LIABILITY-AND-EQUITY>                41,836,913<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            28,731,324<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            25,791,552
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                           5,327,001
<INCOME-PRETAX>                               (2,387,229)<F5>
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                           (2,387,229)
<DISCONTINUED>                                       0
<EXTRAORDINARY>                              1,938,645
<CHANGES>                                            0
<NET-INCOME>                                   (448,584)
<EPS-PRIMARY>                                     (5.22)<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $30,927,112, real estate held for sale of $2,021,342, net deferred expenses of $1,277,687, restricted cash of $3,570,238 and other assets of $295,889.
<F2>Represents partners' capital deficiency.
<F3>Liabilities include mortgage notes payable of $42,000,000, investments in unconsolidated partnerships of $7,510,575, due to affiliates of $6,385,499, minority interests of $1,583,135 and accounts payable and other liabilities of $3,085,982.
<F4>Total revenue includes hotel operating revenue of $27,351,396, rental revenue of $1,236,740 and interest and other revenue of $143,188.
<F5>Net loss includes loss on real estate sold of $1,249,457.
<F6>Represents net loss per Unit of limited partnership interest.

